Exhibit 10.5 Lease of our Shanghai office

This is a lease agreement with Hong Kong Yilishen Trading Co., Ltd. to lease an office in Shanghai for the period of five years commencing on January 1, 2007 until December 31, 2011.  With the initial monthly lease payments of RMB One Hundred Thousand (100,000) Yuan only.  For more information on this lease see the attached pdf.